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                                                                     EXHIBIT 3.3


The Articles of Incorporation of Provident Mutual Life Insurance Company shall be amended and restated in their entirety as follows:

                 AMENDED AND RESTATED ARTICLES OF INCORPORATION
                     PROVIDENT MUTUAL LIFE INSURANCE COMPANY

                             A Non-Stock Corporation

     WHEREAS, Provident Mutual Life Insurance Company ( the "Corporation") was incorporated as Provident Life and Trust Company of Philadelphia by Letters Patent duly granted pursuant to the act of March 22, 1865 (P.L. 555, No. 539), with power to write life insurance and grant annuities on the combined stock and mutual principle and to receive deposits and act as trustee, with certain other rights, powers, privileges and franchises conferred and imposed by specifically enumerated sections of the act of April 2, 1856 (P.L. 211, No. 236); and

     WHEREAS, the laws applicable to the Corporation were amended and supplemented by the acts of March 12, 1866 (P.L. 184, No. 156), February 18, 1869 (P.L. 194, No. 170), February 1, 1871 (P.L. 14, No. 17), and April 1, 1873
(P.L. 466, No. 488); and

     WHEREAS, on December 29, 1922 pursuant to a plan for acquisition of shares adopted under the act of April 20, 1921 (P.L. 175, No. 103) the name of the Corporation was changed to Provident Mutual Life Insurance Company of Philadelphia and the Corporation was converted into a mutual insurance company without power to receive deposits subject to the provisions of, and having the rights, privileges and powers of a mutual life insurance company incorporated under, The Insurance Company Law of 1921, act of May 17, 1921 (P.L. 682, No.
284); and

     WHEREAS, on June 19, 1991, the Corporation became subject to the Business Corporation Law of 1988 by reason of enactment of the act of December 19, 1990 (P.L. 834, No. 198), known as the GAA Amendments Act of 1990; and

     WHEREAS, the Corporation is the surviving corporation following the merger of Covenant Life Insurance Company ("Covenant Life") with and into Provident Mutual Life Insurance Company of Philadelphia; and

     WHEREAS, Covenant Life, with roots dating back to 1717, was incorporated pursuant to Letters Patent granted January 11, 1759; and the Corporation was incorporated by the Commonwealth of Pennsylvania March 22, 1865; and

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     WHEREAS, Covenant Life was America's first life insurance company; and

     WHEREAS, Covenant Life always served the religious community; and

     WHEREAS, the Corporation acknowledges as its predecessors both Provident Mutual Life Insurance Company of Philadelphia and Covenant Life as the constituent corporations to the merger and acknowledges the origins and principles of both such entities;

     WHEREAS, in November, 1994, the name of the Corporation was changed to Provident Mutual Life Insurance Company;

     WHEREAS, the Corporation may enter into a plan of conversion under the Pennsylvania Insurance Company Mutual-to-Stock Conversion Act, as amended (40 P.S. ss.ss. 911-A to 929-A) whereby eligible members may receive consideration;

     NOW THEREFORE,

     SECTION 1. The name of the Corporation is "Provident Mutual Life Insurance Company."

     SECTION 2. The address of the registered office of the Corporation in the Commonwealth of Pennsylvania is 1000 Chesterbrook Boulevard, in the City of Berwyn, County of Chester.

     SECTION 3. The corporation is incorporated under the provisions of the Pennsylvania Business Corporation Law of 1988, as amended.

     SECTION 4. The Corporation is a mutual life insurance company organized upon a non-stock basis and shall be authorized to engage in any lawful act or activity. The class of insurance for which the corporation is constituted is Clauses (1) and (2) of Subdivision (a) of Section 202 of the act of May 17, 1921 (P.L. 682, No. 284), known as The Insurance Company Law of 1921, as amended, viz:

     (1) To insure the lives of persons, and every insurance appertaining thereto; to grant and dispose of annuities; including variable life insurance contracts and annuity contracts under which values or payments or both vary in relation to the investment experience of the issuer or a separate account or accounts maintained by the issuer and to insure against personal injury, disablement, or death resulting from traveling or general accidents, and against disablement resulting from sickness, and every insurance appertaining thereto, when written as a part of a policy of life insurance.

     (2) To insure against personal injury, disablement, or death resulting from traveling or general accidents, and against disablement resulting from sickness, and every

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insurance appertaining thereto.

The Corporation has a surplus in lieu of guaranty capital exceeding $250,000 above its reinsurance reserve and all its other liabilities.

     SECTION 5. Meetings of members may be held within or without the Commonwealth of Pennsylvania, as the By-Laws may provide. The books of the Corporation may be kept (subject to any provisions of the applicable laws of the Commonwealth of Pennsylvania) outside the State of Pennsylvania at such place or places as may be designated from time to time by the Board of Directors or in the By-Laws of the Corporation.

     SECTION 6. In the event the Corporation adopts a plan of conversion to convert from a mutual insurance company to a stock insurance company under the Pennsylvania Insurance Company Mutual-to-Stock Conversion Act, as amended (40 P.S. ss.ss. 911-A to 929-A), the aggregate consideration to be received by members of the Corporation eligible to receive consideration under a plan of conversion may be allocated among such Eligible Members using a formula that takes into account the contribution to the Corporation's surplus of the various classes of policies and contracts of the eligible members and such other factors as the Board of Directors of the Corporation may deem appropriate.

     SECTION 7. The Corporation reserves the right to amend, alter, change or repeal any provision contained in the Restated Articles of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon members herein are granted subject to this reservation.

     SECTION 8. These Restated Articles of Incorporation supersede the original Articles of Incorporation of the Corporation and all amendments thereto.